Exhibit 99.1

Lowering the Cost of PV Manufacturing	GT Solar International, Inc. 243 Daniel Webster Highway Merrimack, NH 03054, U.S.A. Phone: +1 603 883 5200 Fax: +1 603 595 6993 Web: www.gtsolar.com

GT Solar Acquires Sapphire Producer Crystal Systems

Entry into fast growing sapphire market creates new revenue opportunities

MERRIMACK, N.H., July 30, 2010 — GT Solar International, Inc. (NASDAQ: SOLR) (“GT Solar”), a leading global provider of polysilicon production technology, crystalline ingot growth systems and related photovoltaic manufacturing services for the solar industry, today announced that it has acquired privately-held  Crystal Systems, Inc. Crystal Systems is a crystalline growth technology company that manufactures high-quality, large area sapphire substrates used in the LED, defense, medical and aerospace industries.

“Crystal Systems’ sapphire process knowledge complements our expertise in silicon growth technologies and we believe this combination will allow us to quickly deliver products that leapfrog sapphire crystallization technology available from other suppliers,” said Tom Gutierrez, GT Solar’s president and CEO. “We expect to capitalize on the attractive opportunities we have identified in equipment, LED, and high tech specialty markets that require high-quality, low cost crystalline substrates. Crystal Systems has a rich history of innovation and we believe the combination of their technical expertise supported by our proven global operating experience and available capital resources will accelerate the adoption of new low-cost, high-quality crystalline sapphire solutions.”

Founded in 1971, Crystal Systems is recognized for its innovations in crystal growth technology and is a leading supplier of sapphire and Ti:sapphire material. Crystal Systems leverages its proprietary and complementary crystal growth and process knowledge to produce large sized, high-quality sapphire products at competitive prices. Crystal Systems’ development and manufacturing operations are located in Salem, Massachusetts. Fred Schmid, founder of Crystal Systems and the inventor of the Heat Exchanger Method or HEM process, will be joining GT Solar in a senior technical capacity to further accelerate the commercialization of this technology.

Industry analysts project that the LED market could grow up to a 40 percent compound annual growth rate over the next several years driven by increased sales of products such as flat panel televisions and commercial and residential lighting. Sapphire is the most widely used substrate for this fast-growing market.

Under the terms of the agreement, the purchase consideration consisted of approximately $24 million in cash, 5.4 million shares of GT Solar common stock and a $21 million cash earn-out. The cash earn-out provision is based on the attainment of certain financial and technical targets. Crystal Systems is a profitable company with expected revenues of approximately $16 million for the 2010 calendar year. The company will positively contribute to GT Solar’s operating income over the next 18 months and is expected to be accretive on an EPS basis by year end FY12.

GT Solar management will discuss the acquisition during its Q1 FY2011 earnings conference call, which is scheduled for 8:00 a.m. eastern time Thursday, August 5. The call will be webcast live and can be accessed by logging on to the “Investors” section of GT Solar’s website, www.gtsolar.com. The call can also be accessed by dialing 866.770.7146 or 617.213.8068 (International). The telephone passcode is SOLR.

About GT Solar International, Inc.

GT Solar International, Inc., based in Merrimack, NH, USA, is a leading global provider of polysilicon production technology, multicrystalline ingot growth furnaces and related PV manufacturing services for the solar industry. The company’s products and services allow its customers to optimize their manufacturing environments and lower their cost of manufacturing. For additional information about GT Solar, please visit www.gtsolar.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking in nature, including statements regarding the Company’s acquisition of Crystal Systems, the expected revenues of Crystal Systems, expectations of the accretive effect to the Company’s earnings and the potential of the technology and growth of the LED market. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those stated or implied, including but not limited to the possibility that the Company is unable to recognize revenue on customer contracts, that technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal 2010 filed on June 4, 2010.

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Contacts:

Media	Investors/Analysts
GT Solar	GT Solar
Jeff Nestel-Patt	Bob Blair
jeff.nestelpatt@gtsolar.com	bob.blair@gtsolar.com
(603) 204-2883	(603) 681-3869